Exhibit (a)(1)(C)

ECHELON CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK APPRECIATION RIGHTS FOR NEW STOCK APPRECIATION RIGHTS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options and Stock Appreciation Rights for New Stock Appreciation Rights (referred to as the “Offer to Exchange”); (2) the cover e-mail from M. Kenneth Oshman, dated November 19, 2008; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible awards the opportunity to exchange these awards for new stock appreciation rights (“new SARs”) as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on December 17, 2008, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you may exchange your eligible options and stock appreciation rights granted under our 1997 Stock Plan. In accordance with the terms outlined in the offer documents, the number of new SARs you receive will be based on the exercise price of your exchanged awards as described in Section 2 of the Offer to Exchange. Each new SAR that you receive in the exchange will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Except as provided in the Offer to Exchange, vesting on any date is subject to your continued service with Echelon through each relevant vesting date. You will lose your rights to all exchanged awards that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. IN ADDITION, YOUR ACCEPTANCE OF THIS OFFER WILL BE DEEMED YOUR ACCEPTANCE OF THE APPLICABLE STOCK APPRECIATION RIGHT AGREEMENT (I.E., THE U.S. FORM OF STOCK APPRECIATION RIGHT AGREEMENT FOR EMPLOYEES IN THE UNITED STATES AND THE NON-U.S. FORM OF STOCK APPRECIATION RIGHT AGREEMENT INCLUDING ANY COUNTRY-SPECIFIC APPENDIX THERETO FOR EMPLOYEES OUTSIDE OF THE UNITED STATES).

If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible awards, you must sign, date and deliver the completed and attached election form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery by 9:00 p.m., Pacific Time, on December 17, 2008, unless extended, to:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

Only responses that are complete, signed and actually received by Marsha Larsen by the deadline will be accepted. Responses must be submitted by facsimile, e-mail or hand delivery. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Please check the appropriate box:

☐    Yes, I wish to participate in the offer as to ALL of my eligible awards.

All of my eligible awards will be cancelled irrevocably on December 17, 2008.

OR

☐    Yes, I wish to participate in the offer as to my eligible awards listed below (please list):

Award Type	Award Grant Number	Grant Date
(Option or Stock Appreciation Right)

My eligible awards that are specifically listed above will be cancelled irrevocably on December 17, 2008.

I understand that this election form will replace any election form I previously submitted.

I understand that if I choose to participate in this offer, but some of the awards indicated above are not “underwater” on the expiration date, that is, the exercise price of the award is equal to or less than the closing price of Echelon’s common stock on the expiration date of this offer, then those awards will cease to be “eligible awards,” my election with respect to those awards will not be accepted, and I will keep those awards in accordance with their original terms. I will not receive any new SARs or other benefit for those non-eligible awards. My election will remain intact for any other eligible awards I have elected to exchange.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO MARSHA LARSEN NO LATER THAN 9:00 P.M., PACIFIC TIME, ON

DECEMBER 17, 2008.

ECHELON CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK APPRECIATION RIGHTS FOR NEW STOCK APPRECIATION RIGHTS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

A properly completed and signed copy of this election form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 9:00 p.m., Pacific Time, on December 17, 2008 (referred to as the expiration date), by:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

If Echelon extends the offer, the completed election form must be received by Marsha Larsen by the date and time of the extended expiration of the offer.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Echelon. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within four (4) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by December 17, 2008. Only responses that are complete, signed and actually received by the deadline will be accepted. Responses must be submitted by facsimile, e-mail or hand delivery. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Our receipt of your election form is not by itself an acceptance of your eligible awards for exchange. For purposes of the offer, we will be deemed to have accepted options and stock appreciation rights for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the award holders generally of our acceptance for exchange of such awards, which notice may be made by press release, e-mail or other method of communication.

Our acceptance constitutes an agreement.

Your election to exchange awards constitutes your acceptance of the terms and conditions of this offer. Your election also will constitute your acceptance of the stock appreciation right agreement governing your new SARs. The stock appreciation right agreement governing your new SARs will be the applicable form of stock appreciation right agreement (for U.S. employees, the applicable form of stock appreciation right agreement is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov or on Echelon’s website at www.echelon.com/company/investor/exchange, and for employees outside of the U.S. the applicable form of stock appreciation right agreement and country-specific appendix thereto is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov or on Echelon’s website at www.echelon.com/company/investor/exchange), as modified to reflect the terms described in this offer. Our acceptance of your awards for exchange will constitute a binding agreement between Echelon and you upon the terms and subject to the conditions of this offer.

Echelon will not accept any alternative, conditional or contingent tenders. Although we intend to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your awards, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election form and does not mean that your awards have been cancelled. Your exchanged awards will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration of the offer. This offer is scheduled to expire on December 17, 2008.

2.	Withdrawal and Additional Tenders.

Tenders of eligible options and stock appreciation rights made through the offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on December 17, 2008. If Echelon extends the offer beyond that time, you may withdraw your tendered awards at any time until the extended expiration of the offer. In addition, although Echelon currently intends to accept your validly tendered awards promptly after the expiration of the offer, if we have not accepted your awards by 9:00 p.m., Pacific Time, on January 16, 2009, you may withdraw your tendered awards at any time thereafter.

To withdraw some or all of your tendered awards you must deliver a signed and dated withdrawal form, with the required information, via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery while you still have the right to withdraw the tendered awards to:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

You may not rescind any withdrawal and any eligible awards withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those awards before the expiration date.

To re-elect to exchange some or all of your withdrawn awards or to elect to exchange additional eligible awards, you must submit a new election form to:

Marsha Larsen

Echelon Corporation

550 Meridian Avenue

Office # A3119

San Jose, CA 95126

Fax: (408) 790-3520

E-mail: mlarsen@echelon.com

Your new election form must be submitted by the expiration date in accordance with the procedures described in these instructions. Because any prior election form will be disregarded, your new election form must list all eligible awards you wish to exchange, not just those you wish to add. Your new election form must include the required information regarding all of the awards you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted.

Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form and/or withdrawal form we receive by the expiration date.

3.	Tenders.

If you intend to tender awards through the offer, you must tender all of your shares subject to each eligible award, except as noted herein. However, you may pick and choose which of your eligible awards you wish to exchange. If you have exercised a portion of an eligible award, your election will apply to the portion that remains outstanding and unexercised.

If an eligible award is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by you may be tendered in the offer; such portion must be tendered for all remaining outstanding shares.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the eligible awards, the signature must correspond with the name as written on the face of the award agreement or agreements to which the awards are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your award agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Echelon of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to any of the following:

Kathleen B. Bloch Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5382	Mike Marszewski Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5230	Marcia Pugsley Echelon Corporation 550 Meridian Avenue San Jose, CA 95126 Phone: (408) 938-5213

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any awards. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any awards elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn.

We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and tendered awards. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering award holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form together with all other required documents must be received by Marsha Larsen by facsimile, e-mail or hand delivery, on or before the expiration date.

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the cover e-mail from M. Kenneth Oshman, dated November 19, 2008, before deciding to participate in the offer.

9.	Important Tax Information.

If you are a U.S. taxpayer, please refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax in a country other than the U.S., please refer to Schedules C – L of the Offer to Exchange for important tax information. We also recommend that you consult with your personal advisors before making any decisions regarding participation in, or withdrawal from, the offer.

10.	Data Privacy.

To administer this offer, we must collect, use and transfer certain information regarding you and your eligible awards, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Echelon or its subsidiaries, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to implement, administer and manage the program;

•	you can request from us a list with the names and addresses of any potential recipients;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an award holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.